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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 No. 333-_____ and related Prospectus of Caremark Rx, Inc. (formerly MedPartners, Inc.) for the registration of 4,000,000 7% Shared Preference Redeemable Securities and to the incorporation by reference therein of our report dated March 12, 1998 (except for Notes 7 and 15 as to which the date is April 15, 1999, and Note 16 and the first paragraph of Note
1, as to which the date is September 10, 1999) with respect to the consolidated financial statements and schedule of Caremark Rx, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.




Ernst & Young LLP

January 18, 2000